Exhibit 10.2

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of May 18, 2023, is made by and among Beard Energy Transition Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Beard Energy Transition Acquisition Corp., a Delaware corporation (“Acquiror”), Beard Energy Transition Acquisition Holdings LLC, a Delaware limited liability company and subsidiary of Acquiror (“OpCo”), Suntuity Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“New PubCo”), Suntuity Renewables, LLC, a New Jersey limited liability company (the “Company”), and Gregory A. Beard, an individual residing in New York (“Beard”). Sponsor, Acquiror, OpCo, New PubCo, Beard and the Company shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Acquiror, the Company, New PubCo, Merger Sub I, Merger Sub II and, for limited purposes set forth therein, Sponsor and Beard, have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, Sponsor and Beard will agree to (a) engage in certain transactions with respect to the OpCo Class B Units and Acquiror Class V Common Stock held by Sponsor or its permitted transferee immediately before the First Merger Effective Time, (b) engage in certain transactions with respect to the Acquiror Warrants held by Sponsor or its permitted transferee immediately before the First Merger Effective Time, (c) vote to adopt and approve the Business Combination Agreement and the other documents contemplated thereby and (d) waive (if applicable) certain anti-dilution adjustments to the conversion ratio set forth in Acquiror’s and OpCo’s Organizational Documents prior to the occurrence of the closing of the Transactions (the “Closing”);

WHEREAS, as of the date hereof, Beard holds (i) 1,250 shares of Acquiror Class V Common Stock and (ii) 1,250 OpCo Class A Units; and

WHEREAS, as of the date hereof, the Sponsor holds (i) 5,750,000 shares of Acquiror Class V Common Stock (each a “Founder Share”), (ii) 12,225,000 Acquiror Warrants (each a “Acquiror Private Placement Warrant”) and (iii) 5,750,000 OpCo Class B Units (each a “Sponsor Unit” and together with the Founder Shares and the Acquiror Private Placement Warrants the “Sponsor Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote.

(a) Prior to the Termination Date (as defined herein), each of Sponsor and Beard, in its capacity as a shareholder of Acquiror, irrevocably and unconditionally agrees that at the Acquiror Stockholders’ Meeting (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), each of Sponsor and Beard shall:

(i) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by Sponsor and Beard as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote, or cause to be voted, at such meeting (or execute and deliver a written consent, if applicable, causing to be voted) all Covered Shares owned by Sponsor and Beard as of the record date for such meeting in favor of the approval and adoption of the Business Combination Agreement, the Mergers, the Contributions and the other Transactions (collectively, the “Transaction Proposals”) and any other matters necessary or reasonably requested by Acquiror for consummation of the Transactions; and

(iii) vote, or cause to be voted, at such meeting (or execute and deliver a written consent, if applicable, causing to be voted) all Covered Shares owned by Sponsor and Beard as of the record date for such meeting against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Transaction Proposals, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror or New PubCo under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor, Acquiror, OpCo, New PubCo, or Beard contained in this Agreement.

(b) The obligations of the Sponsor and Beard specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the Board of Directors of Acquiror (the “Acquiror Board”) or the Acquiror Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all shares of Acquiror Class A Common Stock and Acquiror Class V Common Stock held by Sponsor and Beard as of the date hereof, together with any shares of Acquiror Class A Common Stock and Acquiror Class V Common Stock acquired by Sponsor and Beard after the date hereof.

Section 2. Waiver of Anti-Dilution Protection. With respect to each Sponsor Interest, Sponsor hereby, automatically and without any further action by Sponsor, waives and agrees (subject to the remainder of this Section 2) to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Organizational Documents of Acquiror and OpCo, any rights to adjustment of the conversion ratio with respect to the Sponsor Interests set forth in the Organizational Documents of Acquiror or OpCo, as applicable. Notwithstanding anything to the contrary contained herein, Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

Section 3. Forfeitures.

(a) Sponsor hereby agrees that, immediately prior to the consummation of the First Merger (but subject to and contingent upon the prior satisfaction of all of the conditions to consummation of the Merger set forth in Article VIII of the Business Combination Agreement) Sponsor shall automatically and irrevocably surrender and forfeit to OpCo for no consideration, as a contribution to capital, a number of Founder Units (the “Forfeited Units”), to be determined as provided below in Section 3(b), and a number of Sponsor Shares equal to the number of Forfeited Units will be cancelled in connection therewith (after which such Sponsor Shares shall no longer be issued or outstanding) for no consideration (the “Forfeited Shares”, and the cancellation of such Forfeited Shares together with the forfeiture of the Forfeited Units, the “Sponsor Share and Unit Forfeiture”) and (iii) the Sponsor shall automatically irrevocably surrender and forfeit to Acquiror for no consideration, as a contribution to capital, a number of Acquiror Private Placement Warrants, to be determined as provided below in Section 3(c) (the “Forfeited Warrants”, and such forfeiture, the “Sponsor Warrant Forfeiture”).

(b) Unless the Parties otherwise agree, each of the number of Forfeited Shares and the number of Forfeited Units shall equal 5,750,000 less (A) (i) the sum of (a) the aggregate number of shares of New PubCo Class A Common Stock received by Acquiror stockholders who are not Redeeming Stockholders and (b) the aggregate number of shares of New PubCo Class A Common Stock issued in connection with the Suntuity Merger (including shares issuable in respect of Company Restricted Unit Awards) to holders of Company Interests and Company Warrants, divided by (ii) 0.9 less (B) the amount calculated pursuant to the preceding clause (A)(i) of this Section 3(b).

(c) The number of Forfeited Warrants shall equal (i) the product of (A) Acquiror Private Placement Warrants multiplied by (B) a fraction, the numerator of which is the number of shares of Acquiror Class A Common Stock redeemed pursuant to the Redemption Rights and the denominator of which is 23,001,250 plus (ii) fifty percent (50%) of the Private Placement Warrants outstanding after the forfeitures contemplated by the immediately preceding clause (i).

(d) The Forfeited Shares, Forfeited Units and Forfeited Warrants shall be automatically and immediately cancelled by Acquiror or OpCo, as applicable, and Acquiror or OpCo, as applicable, shall direct their respective transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto. Acquiror, OpCo and Sponsor shall take such actions as are necessary to cause the Forfeited Shares, Forfeited Units and Forfeited Warrants to be retired and canceled, after which such Forfeited Shares, Forfeited Units and Forfeited Warrants shall no longer be issued, outstanding, convertible or exercisable.

(e) Notwithstanding the foregoing, it is the understanding and agreement among the Parties hereto that New PubCo shall issue to the holders of the Company Interests an aggregate number of New PubCo Warrants equal to fifty percent (50%) of the Private Placement Warrants outstanding after the forfeitures contemplated by Section 3(c)(i).

Section 4. Lock-Up.

(a) Sponsor and Beard agree not to transfer, assign or sell any of their respective Acquiror Class A Common Stock, Acquiror Class V Common Stock, OpCo Class A Units or OpCo Class B Units (or any shares of New PubCo Class A Common Stock issuable to Sponsor and Beard in connection with the Transactions), as applicable, until one year after the Closing or earlier if, subsequent to the Closing, (i) the last reported sale price of the New PubCo Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Closing or (ii) New PubCo consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of New PubCo’s stockholders having the right to exchange their shares of New PubCo Class A Common Stock for cash, securities or other property (the “Lock-up” and such date the “Lock-up Date”).

(b) Subject to certain limited exceptions, Sponsor agrees not to transfer, assign or sell any Acquiror Private Placement Warrants or New PubCo Warrants (or Acquiror Class A Common Stock or New PubCo Common Stock underlying such warrants) held by Sponsor, until 30 days after the Closing.

(c) Notwithstanding the provisions set forth in Sections 4(a) and 4(b):

(i) Transfers of the Founder Shares, New PubCo Class A Common Stock, Acquiror Private Placement Warrants, New PubCo Warrants and shares of New PubCo Class A Common Stock underlying the such warrants and that are held by the Sponsor or any of its permitted transferees (that have complied with this Section 4(c)(i)) are permitted following the Closing, in accordance with paragraph 7(c) of that certain Letter Agreement, dated November 23, 2021, among the Acquiror, its officers and directors and Sponsor (“Acquiror Letter Agreement”).

(ii) Transfers of Acquiror Private Placement Warrants by Sponsor to any directly or indirectly wholly owned subsidiary or any affiliate of Sponsor (any such person, a “Permitted Transferee”) are permitted prior to the Closing, provided that such Permitted Transferee executes a joinder to this Agreement agreeing to be bound by the provisions of this Agreement in the same manner as Sponsor with respect to any such transferred Acquiror Private Placement Warrants.

Section 5. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 7, each of Sponsor and Beard hereby agree that it or him, as applicable, shall not exercise any Redemption Rights.

Section 6. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) Lock-Up Date, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto. Acquiror shall promptly notify Sponsor and Beard of the termination of the Business Combination Agreement promptly after the termination of such agreement.

Section 7. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future shareholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of shares of Sponsor Interests, Beard makes no agreement or understanding herein in any capacity other than in his capacity as a direct or indirect investor in the Sponsor and Acquiror, and not, in Beard’s capacity as a director, officer or employee of Acquiror and (b) nothing herein will be construed to limit or affect any action or inaction by Beard or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or as an officer, employee or fiduciary of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Acquiror.

Section 9. Representations and Warranties.

(a) Each of the Parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by such Party (if applicable) and constitutes, a legal, valid and binding obligation of such Party enforceable in accordance with its terms, assuming due execution and delivery by the other Parties hereto, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. If such Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers.

(b) Sponsor and Beard hereby severally but not jointly represents and warrants as of the date hereof to Acquiror, the Company and New PubCo (solely with respect to itself or himself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by Sponsor and Beard does not, and the performance by Sponsor and Beard of its or his obligations hereunder will not, (A) result in any breach of any provision of the organizational documents of Sponsor, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit New PubCo Class A Common Stock to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the First Certificate of Merger and Second Certificate of Merger in accordance with Section 1.02 of the Business Combination Agreement, (4) the Acquiror Stockholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Sponsor and Beard, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by Sponsor and Beard of its or his obligations, as applicable, under this Agreement.

(ii) Each of Sponsor and Beard is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the shares of Acquiror Class V Common Stock and the Private Placement Warrants as set forth in Exhibit A attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class V Common Stock or Private Placement Warrants (other than transfer restrictions under the Securities Act, Acquiror’s Organizational Documents, this Agreement, the Business Combination Agreement, the Acquiror Letter Agreement or any other applicable securities Laws)). The equity securities set forth in Exhibit A are the only equity securities in Acquiror owned of record or beneficially by such Sponsor and Beard on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Acquiror Letter Agreement.

(iii) There are no Actions pending against Sponsor and Beard, or to the knowledge of Sponsor and Beard, threatened against it or him, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by either of Sponsor and Beard of its obligations under this Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Acquiror Disclosure Schedule, based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(v) Sponsor and Beard understands and acknowledges that each of Acquiror, the Company and New PubCo is entering into the Business Combination Agreement in reliance upon Sponsor’s and Beard’s execution and delivery of this Agreement.

Section 10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 11. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13:

If to Acquiror, New PubCo, Sponsor, Beard or OpCo:

c/o Beard Energy Transition Acquisition Corp.

595 Madison Avenue, 28th Floor

New York, NY 10022

Attention: Gregory A. Beard

E-mail: gbeard@beardacq.com

with a required copy (which copy shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Stancell Haigwood

Email: shaigwood@velaw.com

If to the Company:

Suntuity Renewable, LLC

9 Overbrook Road

Piscataway, NJ 08854

Attention: Dan Javan

Email: dan.javan@suntuity.com

with a required copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

Telephone: 212-407-4000

Email: mnussbaum@loeb.com

Section 13. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 14. Fees and Expenses. Unless otherwise provided under the Business Combination Agreement, all expenses incurred by Sponsor and Beard in connection with this Agreement and the transactions contemplated hereby and the Business Combination Agreement and the Transactions, including without limitation, any expenses incurred by the Sponsor in connection with obtaining an extension to the deadline for Acquiror to complete the Transactions, shall be paid by the Sellers, whether or not such transactions are consummated.

Section 15. Entire Agreement. This Agreement, the Acquiror Letter Agreement and the Business Combination Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

Section 16. Incorporation by Reference. Section 9.04 (Amendments); Section 10.04 (Severability); Section 10.08 (Governing Law); 10.09 (Waiver of Jury Trial); Section 10.11 (Headings); Section 10.12 (Counterparts) and Section 10.13 (Construction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BEARD ENERGY TRANSITION ACQUISITION SPONSOR LLC

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

BEARD ENERGY TRANSITION ACQUISITION CORP.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

BEARD ENERGY TRANSITION ACQUISITION HOLDINGS LLC

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

GREGORY A. BEARD

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard

SUNTUITY RENEWABLES LLC

By:	/s/ Shadaan Javan
Name:	Shadaan Javan
Title:	Chief Executive Officer

SUNTUITY INC.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

EXHIBIT A

Beneficial Ownership

Owner Name	Acquiror Class V Common Stock	Acquiror Warrants
Gregory A. Beard	1,250	0
Beard Energy Transition Acquisition Sponsor LLC	5,750,000	12,225,000

Exhibit A